Jonathan D. Leinwand, P.A.

20801 Biscayne Blvd.

Suite 403

Aventura, FL 33180

Main: (786) 923-5946

Tel: (954) 903-7856

Fax: (954) 252-4265

E-mail: jonathan@jdlpa.com

June 23, 2011

M STREET GALLERY, INC.

815 W. Boynton Beach Blvd. 4-101

Boynton Beach FL 33437

Registration Statement on Form S-1

Dear Sir/Madam:

Acting as Special Counsel to the M Street Gallery, Inc. (the "Company") we are providing this opinion letter to you in connection with your filing of a Registration Statement on Form S-1 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 145,000 shares of Common Stock, $0.0001 par value (the "Shares"), of M Street Gallery, Inc., a Florida corporation (the "Company"), subject to the limitations described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Florida Business Corporation Act (which includes applicable provisions of the Florida Constitution and the Florida statutes and reported judicial decisions interpreting the applicable Florida statutes and the Florida Constitution).

Based on the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the references to our firm under the caption "Experts" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

JONATHAN D. LEINWAND, P.A.

/s/ Jonathan D. Leinwand, P.A.